UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

Cardica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51772 (Commission File Number)	94-3287832 (IRS Employer Identification No.)

900 Saginaw Drive, Redwood City, CA (Address of Principal Executive Offices)	94063 (Zip Code)

Registrant’s telephone number, including area code: (650) 364-9975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

On December 9, 2014, Cardica, Inc. (the “Company”) received a letter from the listing qualifications department staff of the NASDAQ Stock Market (“NASDAQ”) notifying the Company that for the last 30 consecutive business days the bid price of the Company’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ listing rule 5450(a)(1).

In accordance with listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 8, 2015, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days (or such longer period of time as the NASDAQ staff may require in some circumstances, but generally not more than 20 consecutive business days) before June 8, 2015.

If the Company’s common stock does not achieve compliance by June 8, 2015, the Company may be eligible for an additional 180-day period to regain compliance if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, and provides written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. However, if it appears to the NASDAQ staff that the Company will not be able to cure the deficiency, or if the Company does not meet the other listing standards, NASDAQ could provide notice that the Company’s common stock will become subject to delisting. In the event the Company receives notice that its common stock is being delisted, NASDAQ rules permit the Company to appeal any delisting determination by the NASDAQ staff to a Hearings Panel.

The Company currently meets the continued listing requirement for market value of publicly held shares and all other initial listing standards of the NASDAQ Stock Market, with the exception of the bid price requirement. The Company intends to actively monitor the closing bid price of its common stock between now and June 8, 2015 and will evaluate available options to resolve the deficiency and regain compliance with the minimum bid price rule.

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the 2014 Annual Meeting of Stockholders of Cardica, Inc. (the “Annual Meeting”) held on December 11, 2014, Cardica’s stockholders approved the amendment and restatement of the Cardica, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan by 5,000,000 shares, and to increase the number of shares of common stock authorized for issuance pursuant to the exercise of incentive stock option awards. The 2005 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other forms of equity compensation, referred to collectively as stock awards, which may be granted to employees, including officers, non-employee directors and consultants. A copy of the 2005 Plan, as so amended, is attached hereto as Exhibit 10.1.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting held on December 11, 2014, Cardica’s stockholders approved the four proposals listed below, which proposals are described in detail in the proxy statement sent by the Company to its stockholders relating to the Annual Meeting (the “Proxy Statement”). The final votes on the proposals presented at the Annual Meeting are as follows:

Proposal 1:

Election of Directors: each of Bernard A. Hausen, Gregory D. Casciaro, R. Michael Kleine, William P. Moffitt, III, Samuel E. Navarro, Gary S. Petersmeyer, John Simon, and William H. Younger, Jr. was elected as a director to hold office until the 2015 Annual Meeting of Stockholders and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal, by the following vote:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Bernard A. Hausen, M.D., Ph.D.	48,944,548	11,071,276	18,471,794
Gregory D. Casciaro	41,893,341	236,001	36,358,276
R. Michael Kleine	41,893,341	236,001	36,358,276
William P. Moffitt, III	48,694,789	11,321,035	18,471,794
Samuel E. Navarro	41,893,341	236,001	36,358,276
Gary S. Petersmeyer	53,050,522	6,965,302	18,471,794
John Simon, Ph.D.	37,085,216	14,655,133	26,747,269
William H. Younger, Jr.	37,096,116	14,644,233	26,747,269

Proposal 2:

The proposal to approve, on an advisory basis, the compensation of Cardica’s named executive officers, as disclosed in the Proxy Statement, was approved by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
49,076,555	1,989,763	8,664,326	18,756,974

Proposal 3:

The proposal to ratify the selection by the audit committee of the Board of BDO USA LLP as Cardica’s independent registered public accounting firm for the fiscal year ending June 30, 2015, was ratified by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
68,613,999	839,287	9,034,332	0

Proposal 4:

The proposal to approve the amendment and restatement of the 2005 Plan as described in Item 5.02 above was approved by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
48,334,125	3,006,154	8,390,365	18,756,974

On December 11, 2014, following the Annual Meeting, the Board of Directors reconstituted the Audit Committee to consist of Mr. Navarro, Mr. Younger and Mr. Petersmeyer, and the Compensation Committee to consist of Mr. Kleine, Mr. Younger and Mr. Moffitt.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Cardica, Inc. 2005 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardica, Inc.

Date: December 12, 2014	/s/ Robert Y. Newell
Robert Y. Newell
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Cardica, Inc. 2005 Equity Incentive Plan